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                                                              Exhibit 99.(a)(15)

Exhibit (a)(15)

[E-mail Communication to BroadVision, Inc. Employees, dated May 11, 2001]

SUBJECT: Stock Option Exchange Program Update

The Webcast home page, the Question and Answer section and the Offer Document section of the internal website for the Stock Option Exchange Program (http://optionexchange.broadvision.com) have been updated. The updates generally relate to certain updates and additions being made to the Question and Answers.

Please remember that the deadline for submitting your online Election Form is 5:00 p.m., Pacific Daylight Time, May 25, 2001, unless we extend that deadline.